As filed with the Securities and Exchange Commission on  May 3, 2012

Registration No. 333-179262

U. S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

———————

FORM S-1/A

(Amendment No.2)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

———————

      INSYNERGY PRODUCTS, INC

(Formerly INSYNERGY, INC.)

(as specified in its charter)

      Nevada         27-1781753     SIC CODE  7331

      (State or other jurisdiction of

      incorporation or organization)  (Primary Standard Industrial

      Classification Code Number)  (I.R.S. Employer

      Identification No.)

4705 Laurel Canyon Blvd.

Suite 205

Studio City, CA 91604

(818)760-1644

With Copies to:

Donald G. Davis, Esq.

Davis & Associates

PO Box 12009

Marina Del Rey, CA 90295

(310) 823-8300

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

———————

Agent for Service: Camille Traino, 417 Lucy Street, Suite 100, Henderson, NV 89015

(702)449-4497

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting Company)	[ ]	Smaller reporting Company	[X]

ii

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum offering Price per share	Proposed Maximum Aggregate offering Price	Amount of Registration Fee
Common Stock	2,154,130	$0.50	$1,077,565.00	$123.49
Total		$0.50	$1,077,565.00	$123.49

(1)	These shares will be sold at this fixed price of $0.50 until the common stock becomes quoted on the Over-the-Counter (“OTC”) Bulletin Board or listed on a securities exchange.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

DATED  ____ , 2012

PROSPECTUS

INSYNERGY PRODUCTS, INC.(formerly INSYNERGY, INC.)

2,154,130 Shares of Common Stock

This prospectus (the “Prospectus”) relates to the sale of shares of 2,154,130 our common stock, par value of $00.001, by certain individuals and entities who beneficially own shares of our common stock. The initial offering price per share is a fixed price of $0.50. The shares will be sold at the fixed price of $0.50 until the common stock becomes quoted by a market maker on the Over-the-Counter Bulletin Board. We will file a post-effective amendment to reflect the change to a market price when the shares are quoted by a market maker on a securities exchange.

To be quoted on the Over-the-Counter Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. To date, we have not engaged a market maker to apply for quotation on the OTC Bulletin Board on our behalf.

The shares are not currently quoted by a market maker on any stock exchange. However we will seek to have the shares quoted by a market maker on the OTC Bulletin Board immediately following the effectiveness of this registration statement.

There is no guarantee our securities will ever trade on the OTC Bulletin Board or any other securities exchange. Assuming that a public market for our shares develops and is maintained, it is anticipated that the Selling Shareholders will offer shares in market transactions through FINRA member brokerage firms, and from time to time will sell some or all of the shares being offered. The initial offering price may not reflect the market price of our shares after the offering. There is no minimum purchase requirement for prospective Shareholders. We are paying the expenses of, but are not receiving any proceeds from, this Offering.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is __ , 2012

TABLE OF CONTENTS

GENERAL

6

PROSPECTUS SUMMARY

6

ABOUT THIS OFFERING

7

SUMMARY FINANCIAL INFORMATION

8

RISK FACTORS

9

DETERMINATION OF OFFERING PRICE

14

SELLING SHAREHOLDERS

15

PLAN OF DISTRIBUTION

18

LEGAL PROCEEDINGS

20

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

20

COMMITEES. AUDIT COMMITTEE FINANCIAL EXPERT

21

SECURITY OWNERSHIP OF CERTIAN BENEFICIAL OWNERS AND MANAGEMENT

21

DESCRIPTION OF SECURITIES TO BE REGISTERED

23

INTERESTS OF NAMED EXPERTS AND COUNCIL

24

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

24

EXPERTS

25

VALIDITY OF SECURITIES

25

DESCRIPTION OF BUSINESS

25

NOTE REGARDING FORWARD-LOOKING STATEMENTS

34

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

35

DESCRIPTION OF PROPERTY

40

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

40

EXECUTIVE COMPENSATION

41

COMPENSATION OF DIRECTORS

43

FINANCIAL STATEMENTS

44-56

GENERAL

As used in this Prospectus, references to “the Company,” “INSYNERGY” “we”, “our,” “ours” and “us” refer to INSYNERGY PRODUCTS, INC.(formerly INSYNERGY, INC.) unless otherwise indicated.  In addition, any references to our “financial statements” are to our consolidated  financial statements except as the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Company management has determined that it is in the best interests of the Company to become a reporting company under the Securities And Exchange Act of 1934, and endeavor to establish a public trading market for the Company common stock, because management believes: (i) it will increase the Company’s profile as an active company in the Direct Response Marketing Market, giving it greater identity and recognition which will help in conducting its business: (ii) it will make it easier for the Company to obtain terms from vendors and negotiate licenses for products it selects to market; (iii) it will make it easier for the Company to attract additional equity capital, which the Company needs in order to further implement its business plan; and (iv) it will give existing shareholders who funded the Company on a private basis in the past, the opportunity to exit a part or all of their investment in the Company and diversify their investments.

 However, the Company is a development stage company; this offering will not raise additional capital for the Company since only the shares of selling shareholders are being registered; the Company will have to locate approximately one million dollars in additional capital over the next 12 months in order to fully pursue its business plan and there is no assurance it will be successful in doing so; being a public company entails significant additional expense which the Company will have to fund; there is currently no public market for the Company’s common stock and one may never develop; and if a public market is created, it is likely the Company’s common stock will be traded as a penny stock.  As a result, prospective investors are cautioned to carefully read the risk factors set forth herein prior to making an investment decision.

Corporate Background and Our Business

The Company is a development stage company that is in the process of implementing its business plan, but has had no revenues to date.  We are not a blank check Company and have no plans or intention to engage in a merger or acquisition with an unidentified company, companies, entity or person, nor do we nor any of our affiliates intend for the Company, once it is publicly traded, to be used as a vehicle for some other private company to become a publicly traded company.

Insynergy Products, Inc. (formerly Insynergy, Inc.) (the "Company") was incorporated in the State of Nevada on January 26, 2010 to engage in Direct Response retail marketing and sale of  consumer products through Television and the Internet, followed up for successful products with more traditional distribution and sale of such products through traditional retail outlets, once a brand for the product has been established.

Our current headquarters are located at 4705 Laurel Canyon Blvd., Suite 205, Studio City, CA 91607    Our website is located at www.insynergyproducts.com. Our telephone number is (818)760-1644.

Going Concern

Our financial statements have been prepared assuming we will continue as a going concern. The Company has experienced a loss from operations during its development stage as a result of its investment necessary to achieve its operating plan.

The Company's ability to continue as a going concern is contingent upon its ability to obtain additional capital to achieve its goals, and ultimately, to attain profitable operations. Management has been able, thus far, to finance the losses of the business through private placements of its common stock and the private issuance of debt, but future sources for additional capital are uncertain at this date.  We project that  the Company will need over the next 12 months one million dollars in “additional working capital  to meet short term liquidity requirements.   See Risk Factors  and Business herein.

ABOUT THIS OFFERING

      Common Stock outstanding prior to the offering   15,101,900

      Common stock to be sold by the selling stockholders:  2,154,130 shares

      Common Stock to be outstanding after the offering   15,101,900

      Use of proceeds:  We will not receive any proceeds from the sale of the  common stock hereunder.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

INSYNERGY PRODUCTS, INC. (formerly INSYNERGY, INC.)
BALANCE SHEETS
(A Development Stage Company)

	December 31,	December 31,
Assets:	2011	2010
Cash & Cash Equivalents	$ 38,993	$ -
Prepaid Expenses	20,483	389

Total Current Assets	59,476	389

Other Assets
Deposits	10,610	-

Total Other Assets	10,610	-

Fixed Assets:
Furniture Fixtures & Equipment	40,036	10,249
Accumulated Depreciation	(4,841)	(1,717)

Total Fixed Assets	35,195	8,532

Total Assets	$ 105,281	$ 8,921

Liabilities:
Current Liabilities
Accounts Payable	$ 36,765	$ 2,727
Other Payable	1,600	800
Bank Overdraft	-	24
Loan from Shareholders	5,470	-
Accrued Expenses	265,200	-

Total Current Liabilities	309,035	3,551

Non-Current Liabilities:
Notes Payable, including accrued interest of $ 10,950	118,450	94,950

Total Non-Current Liabilities	118,450	94,950

Total Liabilities	427,485	98,501

Stockholders' Equity (Deficit):
Common Stock par value .001 authorized 300,000,000
shares, Issued 15,021,150 and 200,000 shares	15, 021	200
Additional Paid in Capital	2, 271,751	103,400
Stock Subscription Receivable	(147,000)	-
Deficit Accumulated During the Development Stage	(2, 461,976)	(193,180)
Total Stockholders' Deficit	(322,204)	(89,580)

Total Liabilities and Stockholders' Deficit	$ 105,281	$ 8,921

The accompanying notes are an integral part of these financial statements.

RISK FACTORS

Investment in our shares is speculative.

The shares of our common stock being offered for resale by the selling security holder are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

We are dependent upon external financing to fund our ongoing operations and implement our business plan.

Currently, we are dependent upon external financing to fund our operations.  We project that  the Company will need over the next 12 months approximately $1,000,000 in “additional working capital  to meet short term liquidity requirements.  Of this sum, approximately $50,000 is estimated to be required to fund our public reporting requirements. It is imperative that we obtain this external financing to finance ongoing operations. We currently do not have commitments from third parties for additional capital. We cannot be certain that any such financing will be available, or available on commercially reasonable  terms.

Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and stock price and require us to curtail or cease operations, sell off our assets, and/or perhaps seek protection from our creditors through bankruptcy proceedings.

Furthermore, additional equity financing, if obtained, may be dilutive to the holders of our common stock, and debt financing, if available,may involve restrictive covenants, and strategic relationships, which may require that we relinquish valuable rights.

No assurance Company will be Successful and Ultimately Operate Profitably.

The Company is currently operating at a loss, and there is no assurance that the plans and strategies of the Company will be successful, or that the Company will be able to operate profitably. If we cannot operate profitably, you could lose your entire investment. We may not generate sufficient revenues in the next twelve months to become profitable and therefore will have to rely solely on the cash we raise from the private sale of debt or equity securities. Our ability to privately sell our securities is uncertain, as are the future terms upon which they might be sold.

The Products We Select for Direct Response Marketing May Not Receive Favorable Market Response, or the Product Campaign May Fair For Other Reasons

Some of our future Direct Response Marketing Campaigns will no doubt fail.  Direct Response Marketing products can fail due to many reasons, including no perceived need for the product, other competing products provide better solutions or are better priced, the product price is too high, the infomercial is unconvincing, the wrong time slot or market segment is selected for broadcast, and  for a variety of other reasons.  Larger trends, such as a recessionary economy, less discretionary purchasing power in the hands of consumers, more restrictive credit and higher rates on credit cards, also can discourage sales and cause a campaign to fail.  Operational issues can also cause a campaign to fail, such as too low a price markup, poor quality resulting in high returns; a lack of sufficient capital to purchase sufficient inventory, or failure by sub contractors to properly carry out their responsibilities for manufacturer, order taking, and fulfillment.

Lack of Market acceptance for a product is a particularly significant risk in our business.  We will no doubt have some failures which will result in loss, and some products will likely only break even, doing little more then return the costs expended to undertake product production and to pay for the campaign  itself.  It is up to management to select, test, and carefully place infomercials for those Products which in management’s opinion have a good chance of being successful and generating significant revenues and profits in the Market place.  There is no assurance that management will be successful in these efforts to the required degree so that the Company becomes profitable.

Going Concern Opinion

We have been the subject of a going concern opinion by our independent auditors who have raised substantial doubt as to our ability to continue as a going concern.

Our financial statements have been prepared assuming we will continue as a going concern. The Company has experienced a loss from operations during its currentdevelopment stage as a result of its investment necessary to implement its business plan and conduct startup operations   For the period from inception to   December 31, 2011, the Company incurred a net loss of approximately $ 2,461,976.

The Company's ability to continue as a going concern is contingent upon its ability to attain profitable operations by securing additional capital and implementing its overall plan.  In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which the Company operates.  The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. The above factors, among others, raise substantial doubt about our ability to continue as a going concern. Our  financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs, which we estimate at approximately $1,000,000 over the next 12 months, or can be obtained on commercially reasonable terms.  If we are unable to generate profits and unable to obtain future financing to meet our working capital requirements, we will have to curtail our business sharply or cease operations altogether. Ultimately, our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our continuing obligations on a timely basis.

No significant operating history makes our Company difficult to evaluate

As a development stage company, our business and prospects are difficult to evaluate because we have minimal operating history.  An investment in us should be considered a high-risk investment where you could lose your entire investment.

We Face Intense Competition From Competitors with more experience, long track records, larger staffs, and better funding.

We will face intense competition in our industry from other established Companies once we begin product campaigns.   We will compete to obtain licenses for products, for air time, and for the attention of the consumer and the consumer’s discretionary dollar spent in this market.   Many of our competitors have significantly greater financial, technological, marketing and distribution resources than we do. Their greater capabilities in these areas enable them to better withstand periodic  product campaign failures, and more general downturns in the industry, compete more effectively on the basis of price and production and more quickly develop or locate and license new products. In addition, new companies may enter the markets in which we expect to compete, further increasing competition in our industry.

Our Product Liability Insurance May not be Sufficient to cover claims.

We intend to carry product liability insurance in such amounts as management deems appropriate, but there is no assurance that such insurance will be sufficient to cover claims if one of our products does not perform as described and causes damage.  The Company could in the future become liable for substantial claims which in the aggregate materially exceed the limits of the Company product liability insurance, with that result that the Company suffers substantial losses, with a resulting loss in value of our stock.

We have arbitrarily determined the offering price of our common stock and the value of our stock does not necessarily reflect our book value.

We arbitrarily selected the offering price for the common stock. Our establishment of the offering price of the shares has not been determined by negotiation with an underwriter as is customary in underwritten public offerings. The offering price does not bear any relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Therefore, investors may be unable to recoup their investment if the value of our securities does not materially increase. Among the factors we considered in determining the offering price were our lack of operating history, our succession of losses to date, or lack of liquid assets, and our continuing need for outside capital through the sale of equity or creation of debt in order to keep operating our business.

There is currently no market for our common stock.

Our common stock is not currently traded on an exchange; there is no guarantee that our shares will ever trade on the OTC Bulletin Board or on any other securities exchange. The shares will be sold at the fixed price of $0.50 until the common stock becomes quoted by a market maker on the Over-the-Counter Bulletin Board. We will file a post-effective amendment to reflect the change to a market price when the shares are quoted by a market maker on a securities exchange.

To be quoted on the Over-the-Counter Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. To date, we have not engaged a market maker to apply for quotation on the OTC Bulletin Board on our behalf. The shares are not currently quoted by a market maker on any stock exchange. However we will seek to have the shares quoted by a market maker on the OTC Bulletin Board immediately following the effectiveness of this registration statement.

Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, once and if our shares are registered on the OTC Bulletin Board, sales or purchases of relatively small blocks of common stock could have a significant impact on the price at which our common stock is traded. The trading price of our common stock may be affected by a number of factors, including events described in the Risk Factors set forth in this Prospectus, as well as our operating results, financial condition, public announcements by us, general conditions in the Direct Response Marketing industry, and other events or factors. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

We could fail to retain one or both of our two Principle Officers, which could be detrimental to our operations.

Our success largely depends on the efforts and abilities of our Chief Executive Officer Sanford Lang, and our Chief Operating Officer, Martin Goldrod.  We have employment agreements with Messrs Lang and Goldrod, but we do not carry key man insurance on their lives. The loss of either ones services could materially harm our business because of the cost and time necessary to find a successor.

Our two principle Executive Officers in the aggregate own 63% of our outstanding Common Stock and Control the Company

Our two Principle Executive Officers, Sanford Lang and Martin Goldrod, in the aggregate own or control 63% of our outstanding common stock, and this percentage will not change as a result of sales of shares by selling shareholders pursuant to this registration statement.  As a result of this control, they effectively control the election of a majority of our Board of Directors, and have the ability to unilaterally block mergers, acquisitions and/or other corporate transactions whice require the consent of a majority in capital interest of our shareholders.

Trading of our stock may be restricted by the Securities Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth exclusive of home in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain certain forward-looking statements and are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect our judgment as of the date of this prospectus and they involve many risks and uncertainties, including those described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and elsewhere herein.

These risks and uncertainties could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update forward-looking statements.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the nearfuture. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

DETERMINATION OF OFFERING PRICE

Our common stock is presently not traded on any market or securities exchange. The fixed offering price of $0.50 may not reflect the market price of our shares after the offering. The offering price does not bear any relationship whatsoever to our assets, earnings, book value or any other objective standard of value. We selected the price for the common stock based upon the size of our market, our perception of our own uniqueness in the market and our beliefs about trends in our industry. Among the other factors we considered in determining the offering price that served to decrease it significantly were our lack of operating history, our succession of losses to date, or lack of liquid assets, and our continuing need for outside capital through the sale of equity or debt securities assumption  in order to keep operating our business.

DILUTION

The shares that are currently being registered under this registration statement have already been issued and are currently outstanding. Therefore, there will beno dilutive impact on the Company’s current shareholders as a result of re-sales by the selling shareholders of their shares under this registration statement.

However, on the Company’s books, the value of the shares issued to all shareholders by the Company to date, including the shares registered for resale hereunder, has been valued at $0.21 to $0.40 per share.

Purchasers of the Shares registered by this offering will initially pay $0.50 per share acquired,  resulting in an immediate gain to selling shareholders of $0.10 to $0.29 per share based on the book value of their shares of $0.21-$0.40.

If the company finds it necessary to raise additional funds, dilution may occur to some or all existing shareholders, including purchasers of shares offered in this offering, depending upon the price at which such shares are sold in the future.

SELLING STOCKHOLDERS

The following table presents information regarding the Selling Security Holders and their relationship to the Company.

(A) Selling Securities Holders	Relationship to Issuer	(B) Shares Beneficially Owned Before the Offering	(C) Percentage of Outstanding Shares Beneficially Owned Before the Offering (1)	(D) Shares to be sold in the Offering (2)	(E) Percentage of Outstanding Shares Beneficially Owned After the Offering (3)
Alan Diamante	Shareholder	753,350	4.98%	753,350	0.00%
Philip Miller	Shareholder	368,000	2.44%	25,000	2.27%
Michelle Lang	Shareholder	590,000	3.91%	10,000	3.84%
Joshua Lang	Shareholder	10,000	0.07%	10,000	0.00%
Jeffrey Goldrod	Shareholder	20,000	0.13%	10,000	0.07%
Mary Goldrod	Shareholder	10,000	0.07%	10,000	0.00%
Rebecca Goldrod	Shareholder	10,000	0.07%	10,000	0.00%
Sarah Goldrod	Shareholder	10,000	0.07%	10.000	0.00%
Carol Lee Goldrod	Shareholder	10,000	0.07%	10,000	0.00%
Kathryn Falsey	Shareholder	10,000	0.07%	10,000	0.00%
Wolf Aulenbacher	Shareholder	3,800	0.02%	3,800	0.00%
Kal Liebowitz	Shareholder	2,500	0.02%	2,500	0.00%
Harold Cohen	Shareholder	1,000	0.01%	1,000	0.00%
Matt Greenfield	Shareholder	1,000	0.01%	1,000	0.00%
Christine Babiak	Shareholder	1,000	0.01%	1,000	0.00%
Healthy Living Communications,LLC	Shareholder	22,800	0.15%	22,800	0.00%
Charles Perez	Shareholder	20,000	0.13%	20,000	0.00%
The Blue Chip Financial Gp.	Shareholder	100,000	0.66%	5,000	0.63%
Rarefield Technology, Inc.	Shareholder	100,000	0.66%	5,000	0.63%

Business Placement Assoc, Inc	Shareholder	100,000	0.66%	5,000	0.63%
21st Century Science Data, Inc.	Shareholder	100,000	0.66%	5,000	0.63%
Performance Assets, Inc.	Shareholder	100,000	0.66%	5,000	0.63%
ANP Industries, Inc.	Shareholder	100,000	0.66%	5,000	0.63%
NBN Enterprises, Inc	Shareholder	100,000	0.66%	5,000	0.63%
The 124 Group, Inc.	Shareholder	100,000	0.66%	5,000	0.63%
Facts, Inc.	Shareholder	100,000	0.66%	5,000	0.63%
John Rhees	Shareholder	22,800	0.15%	22,800	0.00%
Joel Crannell	Shareholder	1,000	0.01%	1,000	0.00%
Thane Fisher	Shareholder	3,800	0.02%	3,800	0.00%
James Lotta	Shareholder	9,500	0.06%	9,500	0.00%
Frank Bredice	Shareholder	11,400	0.08%	11,400	0.00%
Owen McKibbin	Shareholder	76,000	0.51%	10,000	0.44%
Elke Miller	Shareholder	1,000	0.01%	1,000	0.00%
Stephanie Miller	Shareholder	1,000	0.01%	1,000	0.00%
Jessica Miller	Shareholder	1,000	0.01%	1,000	0.00%
Philip J. Miller	Shareholder	1,000	0.01%	1,000	0.00%
Janice Miller	Shareholder	1,000	0.01%	1,000	0.00%
Christy Miller	Shareholder	1,000	0.01%	1,000	0.00%
Declan Creed	Shareholder	1,000	0.01%	1,000	0.00%
Jack Creed	Shareholder	1,000	0.01%	1,000	0.00%
Wendy Miller	Shareholder	1,000	0.01%	1,000	0.00%
Alexander Olapade	Shareholder	1,000	0.01%	1,000	0.00%
Aaron Joseph Olapade	Shareholder	1,000	0.01%	1,000	0.00%
Bruce Logan	Shareholder	1,000	0.01%	1,000	0.00%
Robert Heller	Shareholder	3,000	0.02%	3,000	0.00%
Nutrition Innovation, Inc.	Shareholder	80,000	0.53%	80,000	0.00%
Richard J. Redlich Jr.	Shareholder	100,000	0.66%	100,000	0.00%
Scott & Debra Weiss Family Trust	Shareholder	25,000	0.17%	25,000	0.00%
Wilfred R. Von Der Ahe	Shareholder	25,000	0.17%	25,000	0.00%
Strathmore Partnership	Shareholder	25,000	0.17%	25,000	0.00%
The Haviva Feder Revocable Trust	Shareholder	25,000	0.17%	25,000	0.00%
Raul Gomez	Shareholder	50,000	0.33%	50,000	0.00%
Scott Hamilton	Shareholder	30,000	0.20%	30,000	0.00%
Greg Meister	Shareholder	25,000	0.17%	25,000	0.00%
Paul Bershin	Shareholder	240,000	1.60%	240,000	0.00%
Rama Fox	Shareholder	140,000	0.93%	140,000	0.00%
Maria Conchita Fournier	Shareholder	11,400	0.08%	11,400	0.00%
Kenneth Chang	Shareholder	40,000	0.27%	40,000	0.00%
Fred Gibson	Shareholder	10,000	0.07%	10,000	0.00%
John –Michael Migliori	Shareholder	2,280	0.01%	2,280	0.00%
Patricia Migliori	Shareholder	1,000	0.01%	1,000	0.00%
Francesca Da Sacco	Shareholder	1,000	0.01%	1,000	0.00%
Cynthia Boccia	Shareholder	1,000	0.01%	1,000	0.00%
John Boccia	Shareholder	1,000	0.01%	1,000	0.00%

John Petrone	Shareholder	1,000	0.01%	1,000	0.00%
Elliot Slutsky	Shareholder	10,000	0.07%	10,000	0.00%
Cody Joseph Diamante Rosario	Shareholder	95,000	0.63%	95,000	0.00%
Jay Romero	Shareholder	1,000	0.01%	1,000	0.00%
Elizabeth Mendoza	Shareholder	1,000	0.01%	1,000	0.00%
Nerina Castro	Shareholder	1,000	0.01%	1,000	0.00%
SergioMuleiro	Shareholder	1,000	0.01%	1,000	0.00%
Emin Bagdasaryan	Shareholder	1,000	0.01%	1,000	0.00%
Gary Brandt	Shareholder	15,000	0.10%	15,000	0.00%
Sherrye Schwarz	Shareholder	2,500	0.02%	2,500	0.00%
Marjorie B. Melendez	Shareholder	5,000	0.03%	5,000	0.00%
John A. Svenson	Shareholder	3,000	0.02%	3,000	0.00%
George Lopez	Shareholder	10,000	0.07%	10,000	0.00%
Michael Stephen Martin	Shareholder	100,000	0.66%	100,000	0.00%
Benjamin Wayne Fletcher	Shareholder	22,500	0.15%	22,500	0.00%
Sam Gevshenian	Shareholder	1,000	0.01%	1,000	0.00%
Bonnie Link	Shareholder	5,000	0.03%	5,000	0.00%
Ron Wallach	Shareholder	5,000	0.03%	5,000	0.00%
Daniel A. Ditlof	Shareholder	12,500	0.08%	12,500	0.00%
TOTALS		4,008,130	26.67%	2,154,130	12.29%

———————

(1)

Applicable percentage of ownership is based on  15,101,900 shares of our common stock outstanding as of  January  25, 2012. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Note that affiliates are subject to Insider trading regulations - percentage computation is for form purposes only.

(2.)	Selling Securities Holders	Natural Person(s) w/ Voting Power
	The Blue Chip Financial Group, Inc.	Donald G. Davis, Julia Davis
	Rarefield Technology, Inc.	Sandy Davis, D. Glenn Davis, Jr, Alexandra Myers
	Business Placement Assoc, Inc.	Glenn Davis, Katherine Davis, Christian Davis
	21st Century Science Data, Inc.	Regina Davis, Julia Davis, Glenn Davis, Jr.
	Performance Assets, Inc.	Regina Davis, Julia Davis, Glenn Davis, Jr.
	ANP Industries, Inc.	Katherine Davis, Christian Davis, Andrew Davis
	NBN Enterprises, Inc.	Andrew Davis, Alexandra Davis, Katherine Davis
	The 124 Group, Inc.	Andrew Davis, Alexandra Davis, Katherine Davis
	Facts, Inc.	Camille Traino
	Nutrition Innovation , Inc.	Alan Robert
	Strathmore Partnership	Neil S. Lerner, Howard M. Lerner
	The Haviva Feder Revocable Trust	Tiffiny Feder
	Integro, LLC	John Antonio
	Healthy Living Communications	Marcus Laux

PLAN OF DISTRIBUTION

The shares will be sold at the fixed price of $0.50 until the common stock becomes quoted by a market maker on the Over-the-Counter Bulletin Board. We will file a post-effective amendment to reflect the change to a market price if and when the shares are quoted by a market maker on the Over the Counter Bulletin Board.

To be quoted on the Over-the-Counter Bulletin Board, a market maker must file anapplication on our behalf in order to make a market for our common stock. To date, we have not engaged a market maker to apply for quotation on the OTC Bulletin Board on our behalf.

The shares are not currently quoted by a market maker on any stock exchange. However we will seek to have the shares quoted by a market maker on the Over-the-Counter-Bulletin Board immediately following the effectiveness of this registration statement. Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of >the following methods when selling shares

.

        -ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        -block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

       -purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        -an exchange distribution in accordance with the rules of the applicable exchange;

        -privately negotiated transactions;

        -settlement of short sales;

        -broker-dealers may agree with the selling stockholder to sell a  specified number of such shares at a stipulated price per share;

        -a combination of any such methods of sale;

        -through the writing or settlement of options or other hedging  transactions, whether through an options exchange or otherwise; or

        -Any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to benegotiated. The selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what are customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholder and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. If the selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholder may be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Under the Securities Act of 1933 (the “33 Act”), as interpreted by SEC rules and regulations, Selling Shareholders are not allowed to sell their shares of the Company Short into any existing public market for the Company’s common stock, (or “against the box”), before this registration statement is declared effective,  as to do so would constitute a violation of Section 5 of the 33 Act.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

LEGAL PROCEEDINGS

The Company is not a party to any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers. Also the principal offices and positions with us held by each person and the date such person became our director, executive officer. Our executive officers are appointed by our Board of Directors. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. There are no family relationships among our directors, executive officers, director nominees.

Name	Age	Position with the Company
Sanford Lang	66	Director, Chairman & CEO
Martin Goldrod	70	Director, President, COO & CFO

Sanford Lang, Age 66 is a co-founder of Insynergy and has served as its Chief Executive Officer and as Chairman of its Board of Directors from January 2010 when the company was incorporated, to the present.  From January 2007 to October 2009, Mr. Lang was President of Xstatic Corporation, a company involved in the development, marketing and sale of retail products designed to improve strength, balance and flexibility.  Mr Lang was responsible for planning and implementation of all marketing for products, including the scripting and shooting of video campaigns for the Products. Mr. Lang was previously for approximately 30 years  an executive in the movie industry.

Martin Goldrod, Age 70, is a co-founder of Insynergy, and has served as its President and Chief Operating Officer, as well as on the Board of Directors, from January 2010 when the company was incorporated, to the present. From January 2007 to October 2009, Mr. Goldrod  was Vice President of Xstatic Corporation, a company involved in the development, marketing and sale of retail products designed to improve strength, balance and flexibility.  Mr Goldrod was responsible for accounting and budgeting for Xstatic Corporation.  Mr. Goldrod has an Associate of Arts degree from City College of San Francisco along with a certificate in Financial Planning from UCLA Extension.

Involvement in Certain Legal Proceedings

None of our officer nor directors, promoters or control persons have been involved in the past ten years in any of the following:

(1)	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
(2)	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)

Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4)

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees: Audit Committee Financial Expert.

The Company does not currently have an Audit Committee.

Code of Ethics

The Company has not adopted a Code of Ethics.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 25, 2012, with respect to the beneficial ownership (1) of the Company’s outstanding Common Stock by (i) any holder of more than five (5%) percent; (ii) the Company’s executive officer and directors; and (iii) the Company’s directors and executive officer as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Insynergy Products Inc., 4705 Laurel Canyon Blvd., Suite 205, Studio City, CA 91607

Stock Class	Name	Number of Shares	Percent
	Officers and Directors

Common	Officers and Directors as a Group	9,543,820	63.20%

	5% or More Shareholders
Common	Sanford Lang	8,101,320	53.65%
Common	Martin Goldrod	1,442,500	9.55%

*	Less than 1% of the outstanding common stock.

(1)

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. No shares that are beneficially held by beneficial owners or management are attributable to any convertible securities, option or warrant, as there are none outstanding..,  Unless otherwise indicated, to our knowledge based upon information produced by the persons and entities named in the table, each person or entity named in the table has sole voting power and investment power, or shares voting and/or investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person or entity.

Certain Relationships and Related Transactions and Director Independence

Related Party Transactions

None.

Director Independence

At this time the Company does not have a policy that it’s directors or a majority be independent of management.  The Company has at this time only 2 directors. It is the intention of the Company to implement a policy in the future that a majority of the Board member be independent of the Company’s management as the members of the board of director’s increases after implementation of the Company’s business plan. A Director is considered independent if the Board affirmatively determines that the Director (or an immediate family member) does not have any direct or indirect material relationship with the Company or its affiliates or any member of senior management of the Company or his or her affiliates. The term “affiliate” means any corporation or other entity that controls, is controlled by, or under common control with the Company, evidenced by the power to elect a majority of the Board of Directors or comparable governing body of such entity. The term “immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in law, brothers- and sisters-in-laws and anyone (other than domestic employees) sharing the Director’s home.

Committees: Audit Committee Financial Expert.

The Company does not currently have an Audit Committee.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following description of our capital stock and the provisions of our Articles of Incorporation and By-Laws, each as amended, is only a summary.

Our Articles of Incorporation authorize the issuance of 300,000,000 shares of common stock, $0.001 par value per share. As of December 31, 2011 there were 15,021,150 outstanding shares of common stock. Since December 31, 2011, the Company has issued an additional 80,750 shares bringing the current total outstanding shares to 15,101,900. We are not authorized to issue shares of preferred stock and to date we have not issued any shares of preferred stock. Set forth below is a description of certain provisions relating to our capital stock.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

Preferred Stock

We have no shares of preferred stock authorized.

Dividend Policy

We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future

Anti-Takeover Effects Of Provisions of the Articles of Incorporation Authorized and Unissued Stock

The authorized but unissued shares of our common stock are available for futureissuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or private offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Company’s Board of Directors’desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a material interest, in the registrant or any of its parents or subsidiaries.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our ByLaws include an indemnification provision under which we have agreed to indemnify our directors and officers  and hold them harmless  from and against claims arising from or related to acts or omissions  while  a director or officer of the Company, including costs and legal expenses, to the fullest extend permitted by Nevada Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2011 and 2010 have been audited by HJ Associates & Consultants, LLP. The reports of HJ Associates & Consultants, LLP. are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The opinion solely regarding validity of the shares offered herein has been provided by Donald G. Davis of the Law Offices of Davis & Associates, and has been filed with the Registration Statement.

DESCRIPTION OF BUSINESS

Corporation Organization

Insynergy Products, Inc.(formerly Insynergy, Inc.) is a Nevada corporation, which was formed in January 2010.

Business of the Company

Insynergy Products Inc. (formerly Insynergy, Inc.)(the “Company”) is a development stage company, organized with a business plan to initiate and develop a business in Direct Response marketing and sales of unique consumer products through Television and the Internet. Products that are successfully established, sold, and branded through Direct Response marketing, may subsequently be marketed and distributed through more traditional brick and mortar retail outlets.

The Market.

The Company’s management believes the Direct Response market to be a booming business that has evolved during the past two decades from an entrepreneurial industry to one that now encompasses the marketing efforts of a vast number of companies to produce sales of a myriad of products. According to the Electronic Retailing Association (www.retailing.org), the only trade association that represents larger companies in the direct-to-consumer marketplace, this is an estimated more than $300 billion market. Management believes, but cannot assure, that this is a reasonable assessment of the size of this market.

Direct Response Marketing

Direct Response Marketing generally takes the form of the marketing and sale of products utilizing infomercials which are broadcast over local television channels, paired with a Call Response Center which takes the calls generated by potential purchasers who call in after viewing the infomercial, and a fulfillment center, which ships out the product.

The infomercial is designed to solicit a direct response in the target audience which is specific and quantifiable.  The delivery of the response is directly between the viewer and the advertiser, that is, the customer responds to the marketer or its agent directly.  In direct marketing (such as telemarketing), there is no intermediary broadcast media involved.  In Direct “Response” Marketing, marketers use broadcast media to encourage customers to contact them directly.  This direct response marketing seeks to elicit action.  Marketing results from a Direct Response Marketing Program  can be tracked, measured, and quantified.

Direct Response Marketing is characterized by:

•

An offer of a specific product or combination of products

•

Sufficient information for the consumer to make a decision whether to act and buy

•

An explicit “call to action”

•

Provision of a means for buy response (typically multiple options such as toll free number, web page, and email)

Direct Response Marketing Products

Direct Response Marketing is often used is for new and innovative products that can be demonstrated and shown to make life easier or better, or products which  solve a specific problem the target audience may have.

Health and fitness products, skin, hair and personal care products, nutritional supplements, house wares and appliances, have all been successfully marketed.  Anti-aging products are a category of product which is generating successful sales.  An idea for a new product comes usually from an inventor, who then approaches a company such as ours for development and implementation of a Direct Marketing Program or campaign for the product.

Initially our Company will be selecting products invented by others for use in a Direct Marketing Program, but our management plans to eventually develop its own products for sale as well.  We will analyze each product presented to us to see if it looks like it would be an attractive candidate for a direct marketing campaign.   We look for products which satisfy a specific need that can be concretely presented in the infomercial,  lend themselves to generation of a call for action motivation in the target audience, provide for a substantial markup on the sales price over their cost (typically somewhere in the realm of a 5 to 1 markup), have a lower range target price in order to encourage immediate discretionary purchase, and  have  anticipated staying power as a useful product which the Company can sell over and over again.

We will license products from the inventor or owner of the product, with license fees paid only on actual sales of the product, net of returns and allowances.  Typical license fees run between 3% and 5% of net sales for sales generated over television, and if the Company is able to then take the product for distribution to traditional brick and mortar outlets for further sales, an increased license fee of between 5% and7% is typically paid..   The license rights run for typically between 24 and 36 months, and are generally renewable.. Products may or may not have patent protection, copyright protection, and/or trademark protection.

Initial Products To Be Marketed

The Company has a variety of products which have been presented to it and are available for it to license and use in its initial Direct Response Marketing activities.  Our first two products which management proposes to release are in the area of fitness and footwear and we have executed licensing agreements for both products.

Our first product will be a fitness product called the Kruncher.  The Kruncher is designed to give a man or woman an abdominal workout without ever having to leave their chair.  The Kruncher is designed for abs and obliques.   The design allows you to start at a point that’s most comfortable for you and then helps you gradually advance as your strength increases.

We have a License Agreement for the Kruncher covering World Wide rights through the term of the License Agreement, giving us the exclusive Worldwide right to advertise, promote, market, manufacturer, distribute, sell and exploit the product in any and all media, means, markets and channels of trade and distribution. The term extends through December 31, 2012, but may be renewed annually provided so long as a minimum number of units are sold at a minimum price over each period.  The minimum price is $20, and the minimum units are set at 100,000 through December 31, 2012, 100,000 units in 2013, 60,000 units in 2014, and 30,000 units in 2015 and 2016. To date no units have been sold, and the Company will have to sell 100,000 units before the end of this year or the Licensor will have the right to terminate the exclusivity of the License Agreement immediately, and terminate the Agreement after a 9 month runoff period, subject to certain cure rights in the Company. The Licensor’s receives a royalty of six percent (6%) of Direct Response Gross Sales Revenues and eight percent (8%) of any Retail/Wholesale Gross Sales Revenues, net of returns, refunds, bad debts, chargeback’s, credit card fees, shipping expenses, and taxes.  Management tentatively plans to set the suggested retail price for the Kruncher at $59.95 with a tentative wholesale price of approximately $34.00 which would give the retailer a 40-42% gross profit.  The Company’s net profit is expected to be in the range of 50%.

The second product to be released by Insynergy is a foot wear product called Xsize. Xsize is an  adjustable sandal product  that can be quickly adjusted over a range of five sizes, permitting the use of the sandal by several people with different size feet, or use by a child user over a period in which their feet grow. It can also be adjusted to accommodate more support, or more lose support, for a particular occasion. Xsize is very comfortable and also waterproof.  In many cases the same sandal will fit both a child and an adult. Xsize comes in many beautiful colors.

Our exclusive License Agreement for Xsize covers World Wide rights through the term of the License Agreement, giving us the exclusive Worldwide right to advertise, promote, market, manufacturer, distribute, sell and exploit the product in any and all media, means, markets and channels of trade and distribution. The term extends through November 15, 2012, but may be renewed annually, provided that exclusivity will be renewed only if  a minimum number of units are sold  over the prior period. The minimum units are set at 500,000 through Novermber 15, 2012, 1,400,000 units the second year,  3,150,000  units in the third year, and 4,200,000 units in the fourth and fifth years. To date no units have been sold, and the Company will have to sell 500,000 units before November 15, 2012, or the Licensor will have the right to terminate the exclusivity of the License Agreement immediately, and terminate the Agreement after a 9 month runoff period, subject to certain cure rights in the Company. The Company is also required to place 50,000 unit product order prior to November 15, 2012 The Licensor’s receives a royalty of six percent (5%) of Direct Response Gross Sales Revenues and eight percent (7.5%) of any Retail/Wholesale Gross Sales Revenues, net of returns, refunds, bad debts, chargeback’s, credit card fees, shipping expenses, and taxes.  Management anticipates the suggested retail price for the Xsize sandal will be $19.95 with a wholesale price of approximately $11.60, which would give the retailer a 40-42%gross profit and the Company a net profit in the range of 43%.

 Production of Infomercials.

Demonstrating the appeal and uniqueness of the product in an sales video infomercial is critical in creating a buying response. An offer must be presented in the video such that its appeal is relevant to the wants or needs of the audience.

Short form direct response video commercials have time lengths ranging from 30 seconds to 2 minutes.  Long form infomercials are 30 minutes in length. Direct Response ads can be contrasted with normal television commercials because traditional commercials normally do not solicit a direct immediate response from the viewer, but instead try to brand their product in the market place.

The typical direct response spot of two minutes consists of a spokesperson or dominant voice over footage showing the product being demonstrated, solving a problem and/or making life easier and better.  An 800 phone number will be shown on screen a few seconds into the spot along with a website address.  The last few seconds of the spot will show a blue screen with all the information to make a purchase and provide a call to action.

The Company will write, produce, hire the talent, direct, shoot and edit all of its infomercials in house. Management estimates the cost of in house shooting the typical shorter 30 second programs will run from $10,000 to $25,000, while the cost to shoot a typical 2 minute show will run from $40,000 to $80,000.

Test Marketing

We test all our products with a retail sales group before we execute a License Agreement, in order to gauge the likely reaction in the market place. Once a License Agreement is executed, we will typically create the video, and then spend small amounts of money on media air time over test stations and test air segments that have what management considers the right demographics for a particular product.  If a product successfully generates sales in these test spots, we will then expand the campaign for the product over additional TV markets. During the test marketing stage we also tweak the video infomercial as to dialogue, and as to order of presentment of material.  While we have tested both the Kruncher and the Xsize sandal with our various retail sales groups and have received positive reviews, we have not as yet begun our on the air testing. Once we have manufactured production tooling for the products and have finished goods to sell and also finished our TV spot, we will then begin TV testing, provided the necessary capital is available.

Purchasing of Air Time.

The products and demographics will dictate which TV market management selects for a particular campaign. We expect most of our spots to run approximately 2 minutes. The cost per spot will depend on which market it is show in, and at what time the spot shows. We may also use radio and/or a direct mailing campaigns, and will provide a website over which a product can be purchased.

Telephone Marketing Functions

Once a customer has decided to buy our product, they either call an 800 phone number or go to A website to conclude the purchase.  In today’s marketing climate, order taking for many products sold under $20 is done by an interactive voice recognition telephone application (“IVR”) which electronically takes the customer’s name and address, phone number, credit card information and orders for products.  Order information will be in a file format to be batched and sent daily to a fulfillment facility.

Using the IVR application is perhaps half the cost of using live agents to respond to calls, but for some products with higher price points, live sales agents provided by independent 3rd party contractors will be used.

The Company will subcontract out to independent third parties the telephone marketing functions associated with a campaign for each product. Initially, the Company has contracted for Ignite Media Solutions to provide this function, although many other companies are available to undertake this roll at competitive pricing, and the Company may use others in the future.

Based on our contract with IMS, inbound calls are billed at $0.15 per connect minute with a $0.35 per order processing fee for all phone orders. There is also a set-up and development fee of $750 for the IVR application and a one-time programming, training and set-up fee of $1,000 for live operator services. All live operator calls are billed at $0.80 per connect minute.

Manufacture of Products

The Company will out-source the manufacture of products it markets to independent 3rd party companies. The Company has had discussions with several Mainland China manufacturers, but has not entered into any contracts to date for the manufacture of products due to a lack of capital.  Management believes there are many sources for manufacturing in China, and elsewhere offshore, which are generally dependable and reasonably priced.

Fulfillment of Orders

Fulfillment involves the storage of inventory, acceptance of order information, boxing and shipping out of products, and dealing with questions, order status, complaints, returns and allowances on products , and maintaining proper records. The fulfillment function on each product will be sub contracted out to independent 3rd party companies on each product.

Initially, the Company has contracted for Moulton Logistics to provide this function, although many other companies are available to undertake this role at competitive prices, and the Company may use others in the future.

Moulton Logistics is headquartered in Van Nuys, CA, close to the Los Angeles and Long Beach ports and is also close to the Company’s offices, and specializes in order taking and fulfillment for Direct Marketing Response Products.  Moulton can provide a full range of fulfillment services including a full call center, full service direct mail, real-time online inventory reports, database management, continuity programs, EDI for retail fulfillment and drop shipping, among others.

The Company’s contract with Moulton Logistics provides for a Data Base/Order Processing/Maintenance Fee of $.72 on each customer transaction, a $0.10 per transaction fee on credit card and e-check transactions, and a $0.55 per transaction fee plus separate SKU fees and per Cubic foot fees  for packaging and shipping.

Credit Card Transactions.

Sales orders for Direct Response Marketing Programs are typically taken using credit cards. The Company has contracted for credit card processing of sales orders on initial products with Moneris Solutions, an independent 3rd party company. Moneris Solutions was established in December of 2000 as a joint investment between the Royal Bank of Canada and the Bank of Montreal. Moneris owns and operates its own payment processing and technology development platforms.

Pursuant to our agreement with Moneris, it will process VISA, MasterCard, Discovery and American Express at a cost of $0.16 per transactions plus 2.49% of the amount of the transaction.

Campaign Failure

Some of our future Direct Response Marketing Campaigns Will no doubt Fail.

Direct response products can fail due to many reasons, including no perceived need for the product, other competing products provide better solutions or are better priced, the product price is too high, the infomercial is unconvincing, the wrong time slot or market segment is selected for broadcast, and  for a variety of other reasons. Larger trends, such as a recessionary economy, less discretionary purchasing power in the hands of consumers, more restrictive credit or higher rates on credit cards, also can discourage sales and cause a campaign to fail. Other issues can also cause a campaign to fail, such as too low a price markup, poor quality resulting in high returns, a lack of sufficient capital to purchase sufficient airtime, or to purchase sufficient inventory, or failure by 3rd party contractors to properly carry out their responsibilities for manufacturer, order taking, and fulfillment.

Management will endeavor to avoid these pitfalls in selection of a product, production of the TV spot, test marketing, purchasing of air time, and other aspects of running of the campaign, but there are significant risks in conducting a direct response marketing business, and we will no doubt have some product failures which will result in loss, while other products may barely breakeven and return the costs laid out to undertake product production and the campaign.

Transition from Direct Response Marketing to Brick and Mortar Distribution

If a product is financially successful in our direct marketing response campaign, management will consider marketing and distributing the product to big box retail stores, building off the product branding that has occurred by running the television campaign.

Competition

There is significant competition in the Direct Response industry from both small and large companies since there are really no barriers to entry.  As a result, there are literally hundreds of direct response companies that operate in the US and off a wide variety of products across all categories of consumer goods.

The Company will have to rely on the skills of its management to pick products which produce successful direct response marketing campaigns and ultimately profits to the Company.

Insurance

The Company carries general liability insurance through CNA with an occurrence limit of $1,000,000 with a general aggregate of $2,000,000 and a deductible of $500. Bershin Properties 1, LLC, the Company’s landlord, is listed as an Additional Insured.

The Company plans to purchase product liability insurance to insure against liability on the products it sells, once additional capital is obtained.

Need For Additional Capital To Finance Operations

The Company needs to locate investment capital sources and raise privately $1,000,000 before it can initiate a Direct Marketing Campaign for its first product. These funds will be used for product testing, product manufacture, video production, air time purchase, and operation of the initial Marketing Campaign, and for overhead expenses and working capital.

In total over the next 12 months, the Company estimates it will need approximately $1,000,000 in additional debt or equity capital, in order to meet short term liquidity requirements and carry forward its business plan.  Management projects such funds, if available, will be expended as follows:

Estimated For Expenses to meet Public Reporting

Requirements

$ 50,000

Manufacture Product

$330,000

Purchase Media

$360,000

Produce TV Spots

$  30,000

Fulfillment/Telemarketing Credit Card Processing

$  80,000

Operations

$150,000

Total

$1,000,000

 The source and availability of such capital, and whether it can be obtained, and obtained on commercially reasonable terms, is uncertain at this date.

Going Concern Qualification

Our financial statements have been prepared assuming we will continue as a going concern. The Company has experienced a loss from operations so far during its current development stage as a result of its investment in leasehold fixtures and equipment necessary to implement its business plan, and its funding of staff who have undertaken to set up the various contractual relationships with 3rd party contractors, and have identified the first products to be marketed.   For the period from inception to December 31, 2011, the Company incurred a net loss of approximately $ 2,461,976.  The Company is dependent on obtaining additional working capital in order to continue to implement its business plan and initiate its first product campaign, and the source, availability and terms for such additional capital are uncertain at this date. If such additional capital is not obtained, and/or if the products selected for marketing prove to be unsuccessful, the Company may fail and be unable to continue as a going concern.

The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. This need for additional capital and the uncertainty of obtaining such capital, along with other factors, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs, which we estimate at a minimum of $1,000,000.

Patents, Trademarks, Copyrights

The Company may file registrations for such patents, trademarks, or copyrights, as it deems commercially prudent from time to time, but has made no such filings as of this date.

Regulatory

The Company’s industry is not regulated by any government agencies

Employees

The Company has three full-time employees but will use independent contractors when we shoot our direct response marketing TV spots.

Properties

Our offices are located at 4705 Laurel Canyon Blvd., Suite 205, Studio City, CA 91607 where we maintain, under lease, a total of 2,500 square feet of office and studio space.  The lease has a 38 month unexpired term, and provides for a triple net rent of $5,000 per month.

Litigation

None.

Reports to Security Holders

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement or the exhibits and schedules filed therewith. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We will file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read these SEC filings and reports, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. The public may also read and copy materials at the Public Reference Room of the SEC at 100 F Street, NE, Washington DC 20549, on official business days between the hours of 10:00 am and 3:00 pm.  Please call the SEC at (800) SEC-0330 for further information on the operations of the public reference facilities. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt of your written request to us addressed to us at:

 4705 Laurel Canyon Blvd.

Suite 205

Studio City, CA 91607

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained in this prospectus which is a part of our registration statement involve risks and uncertainties, including statements as to:

        ·our future operating results;

        ·our business prospects;

        ·our contractual arrangements and relationships with third parties;

        ·the dependence of our future success on the general economy;

        ·our possible future financings; and

        ·The adequacy of our cash resources and working capital.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe,” “anticipate,” “expect,” “estimate” or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in our financial statements and notes thereto and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations". We also urge you to review and consider our disclosures describing various risks that may affect our business, which are set forth under the heading "Risk Factors".

Summary and Outlook of the Business

The Company is a development stage company with plans to conduct an Direct Response Marketing business selling at retail a variety of products it licenses from inventors and owners of such products, and utilizing television infomercials as its principle method of marketing and sales.   The Company has not initiated any Direct Response Marketing campaign for a product yet, and will not be able to do so until it obtains additional working capital.   The potential sources, availability and terms for such additional working capital are unknown at this time.  If the Company is unable to obtain additional working capital it will not be able to implement its business plan.

The Company was formed in January of 2010. The Company has a net loss of approximately $2,461,976 from inception to December 31, 2011. To date management has been able to finance the initial phase of implementation of the Company’s business plan via private placements of its common stock and the issuance of debt. Management plans to initiate and grow the Company’s business of Direct Response Marketing of a variety of products on an aggressive basis, provided we are able to obtain the necessary capital.

Revenues

The Company has recorded zero revenue since inception.

Operating Expenses

We have incurred officer compensation to our CEO and COO totaling $279,344 for 2011. A majority of our costs were non cash expenses as the result of the private issuance of common stock in payment for services.  Such non cash expenses totaled $2,071,027 for the twelve months ended December  31, 2011.

Going Concern

Our financial statements have been prepared assuming we will continue as a going concern. The Company has experienced a loss from operations so far during its current development stage as a result of its investment necessary to create its business plan and negotiate product licensing arrangements and 3rd party contractor arrangements for telephone sales and product fulfillment.

For the period from inception to December 31, 2011, the Company incurred a net loss of approximately $2,461,976. The Company's ability to continue as a going concern is contingent upon its ability to attain profitable operations by securing additional working capital and implementing its business plan.  In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which the Company plans to operate. The Company’s financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Assurances cannot be given that adequate financing can be obtained to meet our capital needs, which we estimate $1,000,000. If we are unable to generate profits and to continue to obtain financing to meet our working capital requirements, we may have to sharply curtail implementation of our business plan or cease operations altogether.

Management has been able, thus far, to finance the losses and the expenses of the implementation of the Company’s business plan through this date, by   private placements of its common stock and loans. The Company does not currently have, nor has it had, business revenues.

Liquidity and Capital Resources

The Company is currently illiquid.  The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital, as well as successful implementation of its business plan which contemplates generating revenues through initiation of several Direct Response Marketing campaigns for specific products.  Since its inception, the Company has been funded by its Chairman and, Chief Executive Officer, Board members and persons related to or acquainted with these. To remedy the current deficiency in our liquidity position, we plan to raise additional capital through additional private equity offerings, and perhaps private debt placement. Whether we will be successful in obtaining additional capital, or obtaining such capital on commercially reasonable terms, and whether we can begin to generate and then significantly increase revenues, is uncertain.

As of December 31, 2011, total current assets were $59,476, which consisted of $38,993 of cash and $20,483 of prepaid expenses. As of December 31, 2010, total current assets were $389, which consisted of $389 of prepaid expenses.

As of December 31, 2011, total current liabilities were $309,035 , which consisted of $303,565 of accounts payable and accrued  expenses, and $5,470 of loans from shareholders. As of December 31, 2010, total current liabilities were $3,551, which consisted of $3,551 of accounts payable and accrued expenses.

During the period from January 1 to December 31, 2011, net cash used by operating activities was $189,167, and from January 26 to December 31, 2010, net cash used by operating activities was $79,775.

Cash flows from financing activities represented the Company’s principal source of cash for the period from inception through  December 31, 2011. Cash flows from financing activities for the period from January 1 to  December 31, 2011, were $257,946 consisting of proceeds in the amount of $ 10,332 from shareholder loans, payments on loan from shareholders of $4,862,  $ 235,000  in proceeds from the private sale of common shares, $17,500 in proceeds from notes payable, and $24 in payments to the bank  for overdrafts.  Cash flows from financing activities during the period from January 26 to December 31, 2010 were $90,024 consisting of proceeds in the amount of $90,000 from shareholder loans and $24 in borrowings from bank overdraft.

Set forth below is a table indicating the amount from loans and the cash amounts from Private placement of common stock, received by the Company from inception to January 25, 2012, with the identity of each lender or share purchaser set forth. The Company has no commitments from such persons for further funding, and it is unknown whether such persons might lend further sums or purchase additional share in the Company if needed in the future.

		Shares	Amount
Name	Address	Purchased	Paid	Price	Consideration

Alan Diamante	523 W. 6th St. Suite 210, Los Angeles, CA 90014	N/A	107,500	N/A	Cash- Note Payable
Nutrition Innovation, Inc.	1507 7th St., #325, Santa Monica, CA 90401	80,000	$30,000	0.38	Cash
Richard J. Redlich	10506 Eastborne Ave., #2, Los Angelos, CA 90024	100,000	$40,000	0.40	Cash
Scott & Debra Family Trust	16217 Kittridge St. Van Nuys, CA 91406	25,000	$10,000	0.40	Cash
Wilfred F. Von Der Ahe	16218 Kittridge St. Van Nuys, CA 91406	25,000	$10,000	0.40	Cash
Strathmore Partnership	20910 Pacific Coast Hwy, Malibu, CA 90265	25,000	$10,000	0.40	Cash
The Haviva Feder Rev. Trust	5200 White Oak Ave, #4, Los Angelos, CA 91316	25,000	$10,000	0.40	Cash
Raul Gomez	1100 Wilshire Blvd., #2911, Los Angeles, CA 90017	50,000	$20,000	0.40	Cash
Scott Hamilton	905 N. Grederic St., Burbank, CA 91505	30,000	$10,000	0.33	Cash
Greg Meister	715 Gateshead Court, Foster City, CA 94404	25,000	$10,000	0.40	Cash
Paul Bershin	7309 Van Nuys Blvd., Van Nuys, CA 91403	240,000	$100,000	0.42	Cash
Rama Fox	4441 Saugus Ave, Sherman Oaks, CA 91403	140,000	$60,000	0.43	Cash
Bonnie Link	9565 Bianca Ave, Northridge, CA 91826	5,000	$2,000	0.40	Cash
Ron Wallach	33395 Mulholland Hwy., Malibu, CA 90265	5,000	$2,000	0.40	Cash
Daniel A. Ditlof	7309 Van Nuys Blvd., Van Nuys, CA 91405	12,500	$5,000	0.40	Cash
Kenneth Chang	13015 San Salvador Place, Cerritos, CA 90703	40,000	$15,000	0.38	Cash
Michael Stephen Martin	1319 State Route 147, Amsterdam, NY 12010	100,000	$40,000	0.40	Cash

Benjamin Wayne Fletcher	16101 Ventura Blvd., #238, Encino, CA 91436	22,500	$8,000	0.36	Cash
Bart Dal Ponte	3806 Sunbeam Drive, Los Angeles, CA 90065	7,000	$3,000	0.43	Cash
Erin Marie Griffiths	6855 Haywood St., Tujunga, CA 91042	2,500	$1,000	0.40	Cash
Hua Xu	17166 Kinzie St., Northridge, CA 91325	5,000	$2,000	0.40	Cash
Ashley Bershin	550 Park Blvd., #2502, San Diego, CA 92101	2,500	$1,000	0.40	Cash
Julie Bershin	11336 Dempsey Ave., Granada Hills, CA 91344	3,750	$1,500	0.40	Cash
Manjunath Vadmal	11866 Laughton Way, Porter Ranch, CA 91326	55,000	$20,000	0.36	Cash
David J. Farhit	20132 Delight St., Canyon Country, CA 91351	1,250	$500	0.40	Cash
Adrian Morales	8643 Bluffdale Dr., Sun Valley, CA 91352	1,250	$500	0.40	Cash
Lynn Schatteles	24228 Calvert, Woodland Hills, CA 91367	2,500	$1,000	0.40	Cash
TOTAL		970,750	$520,000

In each case the recipients of the above shares were accredited investors, and the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.  All shares were issued with a restrictive legend.

Critical Accounting Policies

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue will be recognized at the time a product is shipped.  Provision for sales returns will be estimated based on the Company's historical return experience.

Revenue is presented net of returns.

Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2011.  The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.  These financial instruments include cash and accounts payable and accrued expenses.  Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values.

Net Income (Loss) Per Common Share

Basic net (loss) income per common share is calculated using the weighted average common shares outstanding during each reporting period.  Diluted net (loss) income per common share adjusts the weighted average common shares for the potential dilution that could occur if common stock equivalents (convertible debt and preferred stock, warrants, stock options and restricted stock shares and units) were exercised or converted into common stock. There were no common stock equivalents at December 31,2011.

Income Taxes

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the deferred tax assets will not be realized.  Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent)that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information.  A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with ASC 718, Compensation - Stock Compensation.  ASC 718 requires all share-based compensation payments to be recognized in the financial statements based on the fair value using an option pricing model.  ASC 718 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates.

Equity instruments granted to non-employees are accounted for in accordance with ASC 505, Equity.  The final measurement date for the fair value of equity instruments with performance criteria is the date that each performance commitment for such equity instrument is satisfied or there is a significant disincentive for non-performance.

Off-Balance Sheet Arrangements

None.

Recent Accounting Pronouncements

In September 2009, Accounting Standards Codification ("ASC") became the source of authoritative GAAP recognized by the Financial Accounting Standards Board ("FASB") for nongovernmental entities, except for certain FASB Statements not yet incorporated into ASC.  Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for registrants.

DESCRIPTION OF PROPERTY

Our principal offices are located at 4705 Laurel Canyon Blvd., Suite 205, Studio City, California, 91607. The property is leased from an unaffiliated third party on a long term lease basis with 38 remaining months to run. The monthly lease payments are approximately $5,000.

We maintain fire and casualty insurance on our leased property in an amount deemed adequate by management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Payments to majority stockholder and Chief Executive Officer for compensation at December 31, 2011 and December 31, 2010 consisted of the following:

	December 31,2011	December 31, 2010

Sanford Lang	$15,000	$-

Martin Goldrod	2,300	6,600
	$17,300	$6,600

The Company has three non-collateral notes payable outstanding, that bear simple interest at 6%. The first note is for $90,000 dated 2/3/2010, the second note is for $10,000 dated 4/5/2011, and the third note is for $7,500 dated 9/1/2011. The notes principle and interest are due three years from the date of issuance.

Notes payable at December 31, 2011 and December 31, 2010 including interest consisted of:

	December 31, 2011	December 31, 2010

Notes Payable	107,500	90,000
Accrued interest	10,950	4,950
	$ 118,450	$ 94,950

Free office space from its majority stockholder and Chief Executive Officer

The Company was provided office space by its majority stockholder and Chief Executive Officer at no cost, from January 2010 to November 2011. The management determined that such cost was nominal and did not recognize the rent expense in its financial statements.

EXECUTIVE COMPENSATION

Overview

The following is a discussion of our program for compensating our named executive officer and directors. Currently, we do not have a compensation committee, and as such, our board of directors, which is comprised of our executive officers is responsible for determining the compensation of our executive officers, and thus in effect sets their own compensation.

Compensation Program Objectives and Philosophy

The primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executive possible, to assure that our executive is compensated effectively in a manner consistent with our strategy and competitive practice and to align executive compensation with the achievement of our short- and long-term business objectives.

The board of directors considers a variety of factors in determining compensation of   our named executive officer, including the particular background and circumstances, such as training and prior relevant work experience, success in attracting and retaining savvy and technically proficient managers and employees, increasing revenues, broadening product line offerings, and managing costs.

In the near future, we expect that our board of directors will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our Company and with the full authority to determine and approve the compensation of our Chief Executive Officer. We expect that our compensation committee will continue to follow the general approach to executive compensation that we have followed to date, rewarding superior individual and company performance with commensurate cash compensation.

Elements of Compensation

Our compensation program for the named executive officer consists primarily of base salary. There is no retirement plan, long-term incentive plan or other such plans. We have not yet obtained a revenue stream with which to fund employee salaries and bonus plans. The base salary we provide is intended to equitably compensate the named executive officer based upon the level of responsibility, complexity and importance of role, leadership and growth potential, and experience.

Base Salary

Our named executive officer receives base salary commensurate with the role and responsibility. Base salary and subsequent adjustments, if any, are reviewed and approved by our board of directors annually, based on an informal review of relevant market data and the executive’s performance for the prior year, as well as the executive’s experience, expertise and position. The base salary paid to our named executive officers in 2011 and 2010 is reflected in the Summary Compensation Table below.

Executive Compensation	December 31, 2011	December 31, 2010

Martin Goldrod	$ 90,000	$ 45,000
Sanford Lang	180,000	65,000
	$270,000	$110,000

Employment Agreements

We have separate employment agreements with our two principle officers as follows:

The Company has entered into a five year employment contract with Sanford (Sandy) Lang, providing for his services as Chief Executive Officer of the Company.  The employment Agreement provides for a salary of  $180,000 per year, and for additional bonus compensation each year at the discretion of the Board of Directors.  It also provides for a car allowance of $900 per month, reimbursement for all business expenses, and for participation in all employee benefit programs offered to other employees from time to time to other employees of the Company.

The Company has entered into a five year employment contract with Martin (Marty) Goldrod, providing for his services as President and Chief Operating Officer of the Company.  The employment Agreement provides for a salary of  $90,000 per year, and for additional bonus compensation each year at the discretion of the Board of Directors.  It also provides for reimbursement for all business expenses, and for particpation in all employee benefit programs offered to other employees from time to time to other employees of the Company.

Retirement Benefits

Currently, we do not provide any company sponsored retirement benefits to the named executive officers.

Perquisites

Historically, we have not provided our named executive officer with any perquisites and other personal benefits. We do not view perquisites as a significant element of our compensation structure, but do believe that perquisites can be useful in attracting, motivating and retaining the executive talent for which we will compete. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our by our board of directors.

COMPENSATION OF DIRECTORS

Director Compensation for all periods was zero.

The Company has not adopted a “Plan” for compensation of directors in the future, other than this annual review of the contributions by each member of the Board to the Company’s business for each year, and consideration of fair compensation for such contributions, with the subject Board member abstaining from any vote upon proposals for compensation to the Board member for serving on the Board.

There is no standard compensation arrangement for serving on the Board of Directors, and no member of the Board has any different or special compensation arrangement for his service on the Board.

We did not have a compensation committee during the periods ended 2010 and 2011.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Insynergy Products, Inc.

(formerly Insynergy, Inc.)

(A Development Stage Company)

Studio City, California

We have audited the accompanying balance sheets of Insynergy Products, Inc. (formerly Insynergy, Inc.) (A Development Stage Company) as of December 31, 2011 and 2010, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended and from inception on January 26, 2010 through December 31, 2011.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Insynergy Products, Inc. (formerly Insynergy, Inc.) (A Development Stage Company) as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended and from inception on January 26, 2010 through December 31, 2011 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has suffered losses from operations since inception and its current cash flow is not enough to meet current needs.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to this matter are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/

HJ Associates & Consultants, LLP

Salt Lake City, Utah

April 17, 2012

INSYNERGY PRODUCTS, INC.(formerly INSYNERGY,INC.)

BALANCE SHEETS
(A Development Stage Company)
(Audited)

Assets:	December 31,	December 31,
Current Assets	2011	2010
Cash	$ 38,993	$ -
Prepaid Expenses	20,483	389

Total Current Assets	59,476	389

Other Assets
Deposit	10,610	-

Total Other Assets	10,610	-

Fixed Assets:
Furniture Fixtures & Equipment	40,036	10,249
Accumulated Depreciation	(4,841)	(1,717)

Total Fixed Assets	35,195	8,532

Total Assets	$ 105,281	$ 8,921

Liabilities:
Current Liabilities
Accounts Payable	$ 36,765	$ 2,727
Other Payable	1,600	800
Bank Overdraft	-	24
Loan from Shareholders	5,470	-
Accrued Expenses	265,200	-

Total Current Liabilities	309,035	3,551

Non-Current Liabilities:
Notes Payable, including accrued interest of $10,950	118,450	94,950

Total Non-Current Liabilities	118,450	94,950

Total Liabilities	427,485	98,501

Stockholders' Equity (Deficit):
Common Stock par value .001 authorized 300,000,000
shares, Issued 15,021,150 and 200,000 shares,
respectively	15,021	200
Additional Paid in Capital	2,271,751	103,400
Stock Subscription Receivable	(147,000)	-
Deficit Accumulated During the Development Stage	(2,461,976)	(193,180)
Total Stockholders' Deficit	(322,204)	(89,580)

Total Liabilities and Stockholders' Deficit	$ 105,281	$ 8,921

The accompanying notes are an integral part of these financial statements.

INSYNERGY PRODUCTS, INC.(formerly INSYNERGY,INC.)
STATEMENTS OF OPERATIONS
(A Development Stage Company)
(Audited)

		From Inception	From Inception
	For the Twelve Months Ended	(January 26,	(January 26,
		2010) to	2010) to
	December 31,	December 31,	December 31,
	2011	2010	2011
Revenues	$ -	$ -	$ -
Costs of Services	-	-	-

Gross Margin	-	-	-

Operating Expenses:
Consulting	15,000	4,055	19,055
Officer Compensation	279,344	110,000	389,344
General and Administrative	1,968,307	95,917	2,064,244
Operating Expenses	2,262,651	209,972	2,472,623

Operating (Loss)	(2,262,651)	(209,972)	(2,472,623)

Other Income (Expense):
Other Income	-	40,000	40,000
Other Expenses	-	(18,258)	(18,258)
Interest Expense	(6,145)	(4,950)	(11,095)
	(6,145)	16,792	10,647

Loss Before Taxes	(2,268,796)	(193,180)	(2,461,976)

Income Tax	-	-	-

Net Loss	$ (2,268,796)	$ (193,180)	$ (2,461,976)

Loss per Share, Basic &
Diluted	$ (0.21)	$ (0.97)

Weighted Average Shares
Outstanding	11,010,173	200,000

The accompanying notes are an integral part of these financial statements.

INSYNERGY PRODUCTS, INC.(formerly INSYNERGY,INC.)
STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)
(A Development Stage Company)
(Audited)

					Deficit
			Additional	Stock	Accumulated During
	Common Shares	Stock Amount	Paid in Capital	Subscription Receivable	Development Stage	Total
Common Shares issued
for services	200,000	$ 200	$ -	$ -	$ -	$ 200
Contributed Services-
Officers	-	-	103,400		-	103,400
Net Loss from Inception
1/26/10 to 12/31/10	-	-	-		(193,180)	(193,180)
Balance December 31, 2010	200,000	200	103,400	-	(193,180)	(89,580)

Stock issued to officers	9,343,820	9,344				9,344
Stock issued for cash	950,000	950	381,050	(147,000)		235,000
Stock issued for services	4,527,330	4,527	1,787,156			1,791,683
Interest on officer loans			145			145
Net Loss for the year					(2,268,796)	(2,268,796)
Balance December 31, 2011	15,021,150	$ 15,021	$ 2,271,751	$ (147,000)	$ (2,461,976)	$ (322,204)

The accompanying notes are an integral part of these financial statements.

INSYNERGY PRODUCTS, INC.(formerly INSYNERGY, INC.)
STATEMENTS OF CASH FLOWS
(A Development Stage Company)

		From	From
	For the Twelve	Inception	Inception
	Months	(January 26,	(January 26,
	Ended	2010) to	2010) to
	December 31,	December 31,	December 31,
	2011	2010	2011
CASH FLOW FROM OPERATING ACTIVITES:
Net Loss for the Period	$ (2,268,796)	$ (193,180)	$(2,461,976)
Adjustments to reconcile net loss to net cash
used by operating activities:
Shares Issued for Services	1,801,027	200	1,801,227
Depreciation and Amortization	3,124	1,717	4,841
Contributed Services-Officers	-	103,400	103,400
Interest Expense on Shareholder loan	145	-	145
Changes in Operating Assets and Liabilities:
Decrease (Increase) in Prepaids	(20,095)	(389)	(20,484)
Increase in Deposits	(10,610)	-	(10,610)
Increase in Accounts Payable	34,838	2,727	37,565
Increase in Accrued Expenses	265,200	800	266,000
Increase in Interest Payable	6,000	4,950	10,950
Net Cash (Used) in Operating Activities	(189,167)	(79,775)	(268,942)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment	(29,786)	(10,249)	(40,035)
Net Cash Used by Investing Activities	(29,786)	(10,249)	(40,035)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank Overdraft	(24)	24	-
Proceeds from Issuance of Stock	235,000	-	235,000
Proceeds from Loan from Shareholders	10,332	-	10,332
Payments on Loan from Shareholders	(4,862)	-	(4,862)
Proceeds from Notes Payable	17,500	90,000	107,500
Net Cash Provided by Financing Activities	257,946	90,024	347,970

Net (Decrease) Increase in Cash	38,993	-	38,993
Cash at Beginning of Period	-	-	-
Cash at End of Period	$ 38,993	$ -	$ 38,993

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$0	$0	$0
Franchise and Income Taxes	$0	$0	$0

The accompanying notes are an integral part of these financial statements.

INSYNERGY PRODUCTS, INC.(formerly INSYNERGY, INC.)

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Insynergy Products, Inc.(formerly Insynergy, Inc.) (the "Company") was incorporated in the State of Nevada on January 26, 2010 to engage in Direct Response marketing that has the ability to take a product from the drawing board to the ultimate consumer via sales through television or retail. Direct Response marketing is a booming $300 billion per year business that has evolved during the past two decades from an entrepreneurial industry to one that now encompasses the marketing efforts of a vast majority of Fortune 500 companies.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial  statements  which  present  fairly  the  financial  condition,  results  of  operations  and  cash  flows  of  the Company for the respective periods being presented.

Development stage company

The Company is a development stage company as defined by section 915-10-20 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification.  Although the Company has recognized some nominal amount of income since inception, the Company is still devoting substantially all of its efforts on establishing the business and, therefore, still qualifies as a development stage company.  All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include the estimated useful lives of property and equipment.  Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments.  The Company’s notes payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2011.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis.

Fixed Assets

Fixed assets are carried at the lower of cost or net realizable value. All fixed assets with a cost of $2,000 or greater are capitalized. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Equipment                        3 years

Furniture and fixtures        7 years

Impairment of long-lived assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which includes computer equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets as of December 31, 2011.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company will recognize revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income and Comprehensive Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes.  Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period.  The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

There were no potentially dilutive shares outstanding as of December 31, 2011

Cash flows reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred. Total Advertising costs were $57,607 from inception (January 26, 2010) to December 31, 2010.  For the twelve months ended December 31, 2011 advertising costs were $8,955.

Disclosure

In the previous quarter the company incorrectly showed other expenses of $3,325 on its statements of operations. The Company correctly reclassified the product sample costs to general and administrative expenses in the fourth quarter.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently issued accounting pronouncements

The following accounting standards were issued as of December 26, 2011:

ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements.

This ASU affects all entities that are required to make disclosures about recurring and nonrecurring fair value measurements under FASB ASC Topic 820, originally issued as FASB Statement No. 157, Fair Value Measurements.  The ASU requires certain new disclosures and clarifies two existing disclosure requirements.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.

ASU 2011-04, Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs

This ASU supersedes most of the guidance in Topic 820, although many of the changes are clarifications of existing guidance or wording changes to align with IFRS 13.  In addition, certain amendments in ASU 2011-04 change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements.  The amendments in ASU 2011-04 are effective for public entities for interim and annual periods beginning after December 15, 2011.

NOTE 3 – GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $2,461,976 at December 31, 2011 and had a net loss of $2,268,796 and net cash used in operating activities of $189,167 for the twelve months ended December 31, 2011.

While the Company is attempting to commence operations and generate revenues, the Company’s cash position may not be significant enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – FIXED ASSETS

Furniture fixtures and equipment, stated at cost, less accumulated depreciation at December 31, 2011 and December 31, 2010 consisted of the following:

	December 31, 2011	December 31, 2010

Furniture Fixtures & Equipment	$ 40,036	$10,249

Less accumulated depreciation	(4,841)	(1,717)

	$35,195	$8,532

Depreciation expense

Depreciation expense for the twelve months ended December 31, 2011 and Inception (January 26, 2010) to December 31, 2010 was $3,124 and $1,717.

NOTE 5 – NOTES PAYABLE

The Company has three non-collateral notes payable outstanding, that bear simple interest at 6%. The first note is for $90,000 dated 2/3/2010, the second note is for $10,000 dated 4/5/2011, and the third note is for $7,500 dated 9/1/2011. The notes principle and interest are due three years from the date of issuance.

Notes payable at December 31, 2011 and December 31, 2010 including interest consisted of:

	December 31,2011	December 31, 2010

Notes Payable	$ 107,500	$90,000
Accrued interest	10,950	4,950

	$ 118,450	$94,950

NOTE 6 – COMMITMENTS & CONTIGENCIES

Lease

The Company currently occupies office space at 4705 Laurel Canyon Boulevard in Studio City California. The Company signed a three year three month lease starting December 1, 2011 for $5,000 per month. The lease required a deposit of $10,610 which was paid on November 1, 2011. Minimum future rental payments under the agreement are as follows:

2012                                $60,000

2013                                  60,000

2014                                  55,000

Total                              $175,000

NOTE 7 – RELATED PARTY TRANSACTIONS

Expenses to majority stockholders and Chief Executive Officer

Payments to majority stockholder and Chief Executive Officer at December 31, 2011 and December 31, 2010 consisted of the following:

	December 31,2011	December 31, 2010

Salary	$ 17,300	$6,600

	$ 17,300	$6,600

Loans from Shareholders

Occasionally, officers will loan money at 6% interest rate to the Company to support working capital. The loan from shareholders balance was $5,470 at December 31, 2011 and $0 at December 31, 2010. For the year ended December 31, 2011 the Company recognized $145 interest expense on the loans from shareholders which was offset to additional paid in capital. The loan is due in full on September 9, 2012, one year from origination. The loan shareholder has the option to receive payment prior to due date.

Free office space from its majority stockholder and Chief Executive Officer

The Company has been provided office space by its majority stockholder and Chief Executive Officer at no cost.  The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

NOTE 8 – OFFICERS COMPENSATION

For the fiscal year 2011, the Company estimates and accrues the fair value of services performed by its officers at $22,500 per month. The officer’s compensation expense for the twelve months ended December 31, 2011 was $270,000, of which $17,300 was paid in the year. For the fiscal year 2010, the Company estimated and accrued the fair value of services performed by its officers at $10,000 per month. The officers compensation expense from inception (January 26, 2010) to December 31, 2010 was $110,000, of which $6,600 was paid in the period.

At inception, January 26, 2010, the Company issued 200,000 shares to its officers which resulted in an expense of $200. In March of 2011, the Company issued 9,343,820 common shares to its founding officers. The additional compensation expense related to the issuance of shares was $9,344.

NOTE 9 – STOCKHOLDERS’ DEFICIT

At the time of incorporation, the Company was authorized to issue 1,000,000 shares of common stock with a par value of $0.001 per share.

The Company was incorporated on January 26, 2010 at which time 200,000 shares of common stock were issued to the Company’s two founders. No value was given to the stock issued by the newly formed Corporation.  Therefore, the shares were recorded to reflect the $.001 par value and charged to expense.

The February of 2011, Company increased its authorized shares of common stock to 300,000,000 shares at .001 par.

In the twelve months ended December 31, 2011, the Company issued 15,521,150 common shares. The Company issued 5,227,330 shares for services which resulted in an expense of $2,051,850 (fair market value $.3925/share). Fair market value was determined by taking the average share price for each cash-for-stock purchase in the period. The Company issued 9,343,820 shares at par value $.001 to its founding officers which resulted in an expense of $9,344. The shares issued to the officers were valued at par $.001 because the officers started the Company at inception. The Company issued 950,000 shares for $382,000 cash. At December 31, 2011 the company has a stock subscription receivable balance of $147,000, all of which was received in January and February of 2012. The Company canceled 700,000 shares that were issued in March of 2011. The cancelation resulted in a decrease in stock for services expense of $260,167. As of December 31, 2011, the Company has 15,021,150 shares issued and outstanding.

NOTE 10 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
Deferred Tax Assets – Non-current:

NOL Carryover	$84,000	$ 23,000
Payroll Accrual	69,500	-
Less valuation allowance	(153,500)	(23,000)

Deferred tax assets, net of valuation allowance	$-	$ -

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended December 31, 2011 and 2010 due to the following:

	2011	2010

Book Income	$ (635,500)	$ (54,000)
Meals and Entertainment	1,000	2,000
Other nondeductible expenses	504,500	29,000
Accrued Payroll	69,500	-
Valuation allowance	60,500	23,000
	$ -	$ -

At December 31, 2011, the Company had net operating loss carryforwards of approximately $300,000 that may be offset against future taxable income from the year 2012 to 2032. No tax benefit has been reported in the December 31, 2011 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

NOTE 11 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855 and has determined that other than listed below, no material subsequent events exist.

1.

In January, February, and March the Company received deposits totaling $177,500. Of the deposits, $147,000 was stock subscription receivable and $30,500 was for 80,750 common shares issued in January of 2012.

2.

On January 4, 2012, the Company signed a 3 year car lease with payments of $861 per month.

3.

On March 6, 2012 the Company signed a 3 year car lease with payments of $260 per month.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

      Registration Fee............................... $     123.50

      Legal Fees and Expenses................. $     500.00

      Accounting Fees and Expenses........ $10,000.00

-----------------------------------------------------

      Total ...............................................$10,623.50

=============================================

ITEM 14.INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

 ITEM 15.RECENT SALES OF UNREGISTERED SECURITIES

Since inception on Jan. 26, 2010, the Company has had the following unregistered sales of its securities, in each case in reliance on the exemption from registration provided by section 4(2) of the Securities Act of 1933.

A,  A total of  1,030,750 shares were issued to a total of  26 sophisticated investors for cash, at prices per share of between $0. 33 and $0.40, for a total of $ 412,500, between September 20, 2011 and January 25, 2012 , in private placement transactions relying on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and all shares were issued with a restrictive legend.

B. A total of  13,871,150 shares were issued to a total of  83 sophisticated investors in exchange for services rendered to the Company between March 1, 2011 and  January 25, 2012, and the Company recognized consulting and services expenses in the aggregate amount of $ 1,801,027, in connection with such issuances of shares for services.  Of the total aggregate expense, $9,344 resulted from the issuance of 9,343,820 shares to founding officers at par and the remaining $ 1,791,683 expense resulted from  4,527,330 shares issued at an average of $.39 per share. The 4,527,330 shares issues were for the services provided in the areas of marketing, product and packaging design, research and development, legal, accounting and endorsements.  Not one of these sophisticated investors is in the business of raising money for investment activities and therefore are not promoters.  The Company canceled 700,000 shares issued for services after the September 30, 2011 financial statements. The cancelation of shares have been accounted for in all areas of this registration statement. All shares were privately issued with a restrictive legend, in reliance on the. Exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In instances described above where we issued securities in reliance upon Section 4(2) under, the Securities Act, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the sale of the stock took place directly between the offeree and us, (f) the offeree in each cash was sophisticated, able to bear the risks of investment, and able to fend for himself; (g) all shares were taken for investment and not with a view to distribution, and appropriate legends were placed on all share certificates, (h) in each case the Company has a significant and long lasting relationship with the investor prior to issuance.

 ITEM 16.   EXHIBITS

      Exhibit

      3.0  Articles of Incorporation (1)

      3.1 Amendedment to Articles to Change Name.(2)

      3.2  Bylaws(1)

      5.1  Opinion of Legal Counsel, Donald G Davis, of Davis & Associate*

10.0  Commercial Lease Agreement by and between Insynergy Products Inc. (formerly Insynergy, Inc.)and Bershin Properties I, LLC (1)

10.1  Agreement re Telephone Call Center, by and between Insynergy Products Inc. (formerly Insynergy, Inc.) and Ignite Media Solutions (1)

10.2 Agreement re Fulfillment, by and between Insynergy Products Inc. (formerly Insynergy, Inc.) and Moulton Logistics (1)

10.3.  License Agreement for Meister Management, Inc. and Insynergy Products Inc. (formerly Insynergy, Inc.)(1)

      10.4 License Agreement for  Fit, LLC (1)

10.5 Agreement re Merchant Services, by and between Insynergy Products Inc. (formerly Insynergy, Inc.) and Moneris Solutions (1)

10.6  Executive Compensation Agreement between Sanford (Sandy) Lang and Insynergy Products Inc.(formerly Insynergy, Inc.)(1)

10.7  Executive Compensation Agreement Between Martin (Marty) Goldrod and Insynergy Products Inc. (formerly Insynergy, Inc.)(1)

10.8  Engagement Letter, by and between Insynergy Products Inc.and NBN Enterprises to provideConsulting and the Services of the Law Firm of Don Davis & Associates.(1)

10.9  Agreement Modifying Fee Letter Agreement by and between Insynergy Products, Inc. and NBN Enterprises.(2)

11.0  Promissory Note dated February 3, 2010.(2)

11.1 Promissory Note dated April 5, 2011.(2)

       23.1  Consent of HJ Associates & Consultants, LLP *

       23.2  Consent of Legal Counsel, Donald G Davis, Esq. (Contained within Exhibit 5)*

* Filed herewith

(1) Incorporated by reference to that certain Form S-1 Registration and Exhibits filed with the Securities And Exchange Commission on January 31, 2012.

(2) Incorporated by reference to that certain Form S-1/A Registration and Exhibits filed with the Securities And Exchange Commission on April 17, 2012.

ITEM 17.        UNDERTAKINGS

(A)  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent  post-effective amendment of the Registration Statement) which,  individually or in the aggregate, represent a fundamental change in the  information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which  was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of  prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration  statement; and

       (iii)To include any material information with respect to the plan of  distribution not previously disclosed in the Registration Statement or any  material change to such information in the Registration Statement.

      (2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a  new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each  prospectus filed pursuant to Rule 424(b) as part of a registration  statement relating to an offering, other than registration statements  relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration  statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first  use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

INSYNERGY PRODUCTS, INC. (formerly INSYNERGY,INC.)

Date: May 3, 2012

By:/s/ Sanford Lang

          Chief Executive Officer, Principal Executive Officer,

By:/s/ Martin Goldrod

 Principal Financial Officer and Principal Accounting Officer